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[LETTERHEAD]

June 13, 1997

To: Persons Granted Restricted Stock Under the Management Recognition Plans of
    Anchor BanCorp Wisconsin Inc.


As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the "Company") is being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of restricted Common Stock of the Company granted to you pursuant to the Company's Management Recognition Plans ("Recognition Plans") will be voted.

Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the restricted shares granted to you and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Recognition Plans by marking, dating, signing and returning the enclosed voting instruction ballot to the Administrators of the Recognition Plans in the accompanying envelope. The Plan Administrators will certify the totals to the Company for the purpose of having those shares voted by the Trustees of the Recognition Plans.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Recognition Plans are not received, the shares granted to you will be voted by the Trustees of the Recognition Plans. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates to those shares which have been granted to you under the Recognition Plans. You will receive other voting materials for those shares owned by you individually and not under the Recognition Plans.

Sincerely,

/s/  Douglas J. Timmerman
-----------------------------
Douglas J. Timmerman
President

sgb